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                                                                   EXHIBIT 10.10

                        (Unofficial English Translation)

MANAGEMENT AGREEMENT entered into in the city of Sainte-Marie, Judicial District of Beauce, Province of Quebec, Canada

BY AND BETWEEN:   MAAX INC., a corporation duly incorporated under Part 1A of the Companies Act (Quebec), having its registered office at 640, route Cameron, in Sainte-Marie, Province of Quebec G6E
                  1B2, in the Judicial District of Beauce, herein acting and represented by Jacques A. VACHON, Esq., its Secretary, duly authorized to act under the terms of a resolution passed by the Board of Directors on January 10, 2001, an extract of which is attached hereto as Schedule "A";

                                (hereinafter referred to as the "CORPORATION");

AND:              GESTION CAMADA INC., a corporation duly incorporated under
                  Part 1A of the Companies Act (Quebec), having its registered office at 583, rue Sainte-Madeleine, in Sainte-Marie, Province of Quebec G6E 3H9, herein acting and represented by Placide POULIN, its President, duly authorized to act under the terms of a resolution passed by the Board of Directors on January 10, 2001, a copy of which is attached hereto as Schedule "B";

                                     (hereinafter referred to as the "MANAGER");

      PREAMBLE

      THE PARTIES HERETO DECLARE AS FOLLOWS:

(A) The Corporation operates a business engaged in the design, manufacture, sale and distribution of bathtubs, showers, spas, bathroom fixtures and kitchen cabinets;

(B) For the purposes of internal organization, the Corporation is planning to create positions at the senior executive level and on the executive committee, which it wishes to fill;

(C) The Corporation wishes to ensure that it will benefit from sound management and procure for itself all the necessary management resources to promote the growth of the Corporation;

(D) The Manager is prepared to provide all the necessary resources to execute the offices of the Corporation;

(E) It is the wish of the parties that the Corporation shall be managed in compliance with its mission and growth objectives in the best interests and for the benefit of its shareholders;

(F) It is in the interest of the parties hereto to record the various terms and conditions of their agreement in the form of a private contract;

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      NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

0.00        INTERPRETATION

      0.01  DEFINITIONS

            Unless otherwise implicitly or explicitly indicated in the text, the following words and expressions shall be interpreted according to the definitions set out below every time such words and expressions appear in this Agreement or in any document subject thereto:

            0.01.01     AGREEMENT

            means this Agreement, including the preamble, the schedules attached hereto, any document that may be subject to this Agreement and any amendments made thereto from time to time by the parties, and the words "hereof", "herein", "hereto", "hereunder" and "hereby" and any other similar words or expressions, when used in this Agreement, shall generally refer to the entirety of the Agreement and not to any one part thereof, unless otherwise indicated.

            0.01.02     CONFIDENTIAL INFORMATION

            generally means any information generated for business purposes by the Corporation, its suppliers or its clients, in any form whatsoever, which is not freely accessible within the Corporation and the disclosure of which to a third party could cause serious harm to the Corporation, including, without limitation, procurement sources, terms of sale offered by suppliers, product composition, production and marketing techniques and methods, price lists, client lists, particular requirements of the clients, internal reports, market research, personnel files, etc.

            0.01.03     INTELLECTUAL PROPERTY

            means all intellectual property rights that the Corporation may lay claim to as an owner, holder, author, licensee or other user during the term of this Agreement with respect to the following incorporeal property:

            - logos, designs, drawings, crests, emblems, symbols, pictograms, slogans, signs, plaques, forms, software and any other work protected under the Copyright Act and used in the business of the Corporation;

            - trademarks, as such expression is defined in the Trade-marks Act, whether or not they are registered, and used by the Corporation in connection with the products and services sold by it;

            - industrial designs used in the manufacture of its products and which may be protected under the Industrial Design Act;

            - inventions, processes, methods and techniques, whether or not they are patented, in compliance with the Patent Act as well as trade secrets and

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                  know-how used in the design, production and marketing of its products and services.

      0.02  ENTIRETY OF THE AGREEMENT

            This Agreement constitutes the entire agreement entered into between the parties, to the exclusion of any other document, promise or previous or concurrent verbal agreement that may have been made in the course of negotiations leading to the execution of this Agreement, and no such other document, promise or verbal agreement may be used as evidence to modify any of the provisions of this Agreement or affect them in any way.

      0.03  JURISDICTION

            0.03.01     GOVERNING LAW

            This Agreement shall be governed, construed and applied in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

            0.03.02     INVALIDITY

            Any provision of this Agreement which is in violation of applicable law shall be deemed to be null and void to the extent that it is prohibited by any such law and any other clause that is subject or related to such provision shall be deemed to be null and void to the extent that the applicability thereof is conditional upon such provision.

            0.03.03     ADAPTATION

            Where a provision is illegal under any law, it shall be construed in such a manner as to make it consistent with such law or otherwise in such manner as is most consistent with the intention of the parties without violating the requirements of such law.

            0.03.04     CONTINUATION OR RESCISSION

            If any provision of this Agreement is prohibited by law, the remainder of the Agreement shall remain in full force and effect and continue to be binding upon the parties, unless the illegal provision comprises an essential and indivisible condition of this Agreement, in which case the Agreement may be rescinded and the parties restored to their previous condition, to the extent possible given the changes that have been made to their situation since the coming into force of this Agreement, for the purpose of effecting an equivalent restitution.

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      0.04  GENERAL

            0.04.01     CANADIAN CURRENCY

            All references to currency in this Agreement are references to lawful money of Canada.

            0.04.02     HEADINGS

            The headings included in this Agreement are not to be considered in the interpretation thereof; they serve only to identify and classify the provisions agreed to by the parties and set forth in this Agreement and, as such, have no meaning and no effect whatsoever on the interpretation of any particular provision.

1.00        ENGAGEMENT OF SERVICES

            Subject to the terms and conditions of this Agreement, the Corporation hereby engages the services of GESTION CAMADA INC. as MANAGER, and GESTION CAMADA INC. hereby agrees to provide at all times during the period from March 1, 2001 to February 29, 2004 all the agents necessary and qualified to act on behalf of the Corporation for the purpose of fulfilling the obligations set forth herein.

2.00        REMUNERATION

            In consideration of the services rendered to the Corporation by the Manager under this Agreement, the Corporation hereby agrees to pay to the Manager the remuneration described below:

      2.01  BASE MANAGEMENT FEE

            The Corporation hereby agrees to pay to the Manager a base management fee calculated as follows:

            For the period from March 1 to February 28 of each year of the term of this Agreement, an amount equal to one million fifty thousand dollars ($1,050,000.00).

            The portion of the fee allocated to each agent and the ratio between the amount of the fee and the amount of the fringe benefits and training expenses are at the sole discretion and the sole responsibility of the Manager.

            The above fee shall be adjusted on March 1 of each year according to the fluctuations in the Canadian consumer price index (C.P.I.) for the region of Quebec.

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            The aforementioned fee includes the portion required by the Manager to pay deductions at source and fringe benefits and covers the training expenses required by the various levels of government with respect to each agent for each period of this Agreement.

      2.02  PERFORMANCE FEE

            In addition to the base fee set forth in section 2.01 hereof, the Corporation hereby agrees to pay to the Manager an incentive fee based on the performance of the Corporation. The amount of the performance fee shall be equal to four and three tenths percent (4.3%) of earnings before taxes and bonuses of the Corporation, calculated on the basis of annual data and payable quarterly.

            The above performance fee includes the portion required by the Manager to pay deductions at source and fringe benefits as well as training expenses attributable to each of its agents.

      2.03  STOCK OPTIONS

            2.03.01     UPON EXECUTION OF THIS AGREEMENT

            Upon the execution of this Agreement and to create a greater interest in the business of the Corporation on the part of certain agents of the Manager, the Corporation hereby grants a stock option with respect to one hundred and forty thousand (140,000) Class A shares of the share capital of the Corporation.

            Such stock option shall be distributed as follows among the agents named below:

            HEROUX, Andre                  65,000
            POULIN, Marie-France           25,000
            GARNEAU, Richard               25,000
            POULIN, David                  25,000

            2.03.02     FOR EACH YEAR

            For each year between March 1, 2002 and February 29 2004, the Corporation agrees that a stock option on one hundred thousand (100,000) Class A shares of its share capital shall be granted annually, with the approval of the Board of Directors of the Corporation, to certain agents of the Manager, as follows:

            HEROUX, Andre                  25,000
            POULIN, Marie-France           25,000
            GARNEAU, Richard               25,000
            POULIN, David                  25,000

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            2.03.03     STOCK OPTION PLAN

            The granting, exercise and conditions of applicability of these stock options shall be subject to the terms and conditions of the existing stock option plan of the Corporation.

      2.04  ACKNOWLEDGEMENT

            The Manager hereby acknowledges that the fee to which it is entitled under this Management Agreement is limited to the base fee and the other forms of remuneration set forth in this Agreement and the Manager accepts and acknowledges that such fee and other forms of remuneration constitute full and final compensation for the functions which it is called upon to perform pursuant to this Agreement, unless otherwise agreed upon in writing by the parties.

3.00        TERMS OF PAYMENT

      3.01  BASE FEE

            The base fee shall be payable in equal, consecutive, weekly payments.

      3.02  PERFORMANCE FEE

            The performance fee shall be payable not later than within five (5) days after the statement of income has been approved by the Board of Directors of the Corporation at the end of each quarter.

4.00        OBLIGATIONS OF THE MANAGER

      4.01  RESPONSIBILITIES

            The Manager shall assume the management of the Corporation through an executive committee and its agents.

            The Manager shall manage the general activities of the Corporation, including the management of the daily operations and of the short, medium and long-term objectives.

            The Manager shall set up the necessary structures to achieve the objectives of the Corporation.

            Without limiting the generality of the following, management of the daily operations shall include the following:

            - Developing and implementing the general policies of the Corporation;

            - Developing and implementing the budgets approved by the Board of Directors of the Corporation;

            - Evaluating and recruiting the senior management of the Corporation;

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            -     Managing and coordinating the various committees;

            - Negotiating and managing the consolidated supplies of the Corporation;

            -     Managing the aggregate assets of the Corporation;

            - Managing the liquid assets, cash flow and debt of the Corporation;

            -     Developing the product range and new products;

            -     Managing communications with the financial community;

            Without limiting the generality of the following, management of the short, medium and long-term objectives shall include the following:

            -     Prospecting businesses for potential acquisitions;

            - Completing and integrating the acquisitions in compliance with criteria determined by the Board of Directors of the Corporation;

            - Developing strategies for the financial benefit of the shareholders;

            -     Planning and managing capital investments;

            - Developing new manufacturing processes to ensure that the Corporation shall maintain and improve its competitive position.

            The parties may agree to make changes to the Manager's responsibilities described above without terminating this Agreement.

      4.02  QUALIFICATIONS

            The Manager shall ensure at all times that its agents' qualifications shall satisfy the requirements of the Corporation with respect to the functions performed by such agents.

      4.03  AGENTS

            The Manager shall at all times provide a sufficient number of sufficiently qualified agents to satisfy the requirements of the Corporation. Particular attention shall be paid to the agents who are members of the executive committee. Currently, such agents are:

            POULIN, Placide
            HEROUX, Andre
            GARNEAU, Richard
            POULIN, David
            POULIN, Marie-France

      4.04  RENDERING ACCOUNTS

            The Manager hereby agrees to render account of its administration at each meeting of the Board of Directors or at the request of the Chairman of the Board, at the discretion of the same.

            Notwithstanding the rendering of account mentioned above, the Manager shall, at the appropriate time, provide the Board of Directors with all information that may

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            have an impact on the Corporation to allow the Corporation to participate in the making of important decisions.

      4.05  BUSINESS OPPORTUNITIES

            The Manager acknowledges that all business opportunities presented to the Corporation by third parties shall become the property of the Corporation and the Manager hereby agrees not to divert any such business opportunity for its own benefit.

      4.06  CONFIDENTIALITY

            The Manager hereby acknowledges that, in the performance of its duties under this Agreement, its agents will have access to confidential information relating to the business and operations of the Corporation. Furthermore, the Manager acknowledges that such confidential information could be used to the detriment of the Corporation.

            Therefore, the Manager hereby agrees that each of its agents shall undertake and agree not to disclose any such confidential information to any person, business or corporation during the term of this Agreement and for an additional period of TWO (2) years commencing on the date of the termination of such agent's functions as officer of the Corporation, without the prior written authorization of the Corporation.

      4.07  INTELLECTUAL PROPERTY

            The Manager shall ensure that the intellectual property of the Corporation shall be classified internally and, if applicable, duly protected pursuant to the laws governing intellectual property that are applicable in the jurisdictions where the products and services are marketed.

      4.08  NON-COMPETITION

            The Manager hereby undertakes and agrees, for the full term of this Agreement and for an additional term of one (1) year following the termination thereof, not to work, invest, offer its services or otherwise be involved in any way whatsoever, either directly or indirectly, as a director, officer, agent, employee, provider of funds or investor in a sole proprietorship, corporation, governmental agency or other entity that is in direct or indirect competition with the Corporation, within the following jurisdictions:

            -     Canada

            -     United States of America

            - All jurisdictions where the Corporation has a place of business.

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5.00        OBLIGATIONS OF THE CORPORATION

      5.01  AUTHORITY

            The Manager shall exercise the power and authority of the Board of Directors over the operations of the Corporation except for such power and authority as are by law expressly reserved for the Board of Directors.

            The Manager is responsible for hiring, firing and fixing the remuneration of the employees and agents of the Corporation.

      5.02  INDEMNIFICATION

            The Corporation hereby agrees to defend and, if applicable, indemnify the Manager and each of its agents against any third-party claim that could be brought against any of them personally in connection with the performance of its functions within the Corporation. However, the Corporation is not required to fulfill this undertaking where the claimant is able to show that the Manager's agent acted in bad faith in the exercise of his or her functions.

      5.03  RESOURCES

            The Corporation hereby agrees to provide the Manager with adequate human, financial and material resources, having regard to the circumstances and subject to availability, to enable the Manager to achieve the financial and strategic objectives of the Corporation and periodically to re-assess the requirements thereof.

      5.04  PENSION FUND

            The Corporation hereby agrees to pay to the Manager on a yearly basis an aggregate amount equal to sixty-seven thousand five hundred dollars ($67,500) which the Manager shall use to contribute to an individual pension fund for the exclusive benefit of certain agents designated by the Manager.

6.00        MISCELLANEOUS PROVISIONS

      6.01  FORCE MAJEURE

            No party hereto shall be considered to be in default under its obligations set forth in this Agreement if the performance of such obligations is delayed, impeded or prevented as a result of force majeure. Force majeure is any cause or event beyond the control of the parties hereto, which they could not reasonably have foreseen and against which they could not protect themselves, including, without limitation, any Act of God, fortuitous event, strike, total or partial work stoppage, lockout, fire, riot, intervention by the civil or military authorities, compliance with the regulations or orders of any governmental authority and acts of war (whether or not war has been declared).

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      6.02  NO ASSIGNMENT

            This Agreement is unassignable and no rights, duties or obligations thereunder may be sublet, assigned or transferred by any of the parties without the prior written authorization of the other. Any attempt to sublet, assign or transfer any rights, duties or obligations hereunder shall be null and void.

7.00        GENERAL PROVISIONS

      7.01  SCHEDULES

            Any document attached to this Agreement and initialed by the parties for identification purposes forms an integral part hereof.

      7.02  ELECTION

            The parties hereby agree to elect domicile in the Judicial District of Beauce in the Province of Quebec, Canada as the appropriate venue for the hearing of any claim or legal action brought on any grounds whatsoever, to the exclusion of all other Judicial Districts which may, by law, have jurisdiction over such proceedings.

      7.03  AMENDMENT

            This Agreement may be amended or modified in whole or in part at the option of the parties, provided that no amendment or modification so made shall be valid unless effected in writing and duly signed by the parties and attached to this Agreement.

      7.04  NO WAIVER

            Failure by a party, through silence, negligence or delay, to exercise any of its rights or remedies hereunder shall never be construed and set up against such party as a waiver of its rights and remedies, so long as the contractual or legal prescription for the exercise of such rights or remedies has not expired.

      7.05  CONFIDENTIALITY

            The parties hereby agree not to disclose for the entire term of their mandate any confidential information brought to their attention.

8.00        EXPIRY OR TERMINATION OF THE AGREEMENT

      8.01  EARLY TERMINATION

            8.01.01     AUTOMATIC TERMINATION

            This Agreement shall terminate automatically and of right, without notice or demand, and no indemnity shall be paid to the Manager or the Corporation if any of the following events should occur:

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            -     if a receiving order is rendered by a bankruptcy court against the Corporation or the Manager or if either the Corporation or the Manager makes an assignment of its property or is declared bankrupt as the result of the rejection of a proposal submitted to its creditors;

            - where the Manager is found guilty of theft, fraud or embezzlement with respect to the Corporation.

            8.01.02     WITH PRIOR NOTICE FROM THE MANAGER

            Notwithstanding any provision hereof to the contrary, the Manager may terminate this Agreement in any of the following cases:

            - upon the expiry of a FORTY-FIVE (45) day period following the date on which the Corporation receives a notice of default sent by the Manager or the relevant agent stating that the Corporation is in default under its obligations hereunder and the Corporation does not remedy such default within the aforementioned time;

            - if this Agreement is terminated on the ground that the Corporation has failed to perform its obligations pursuant to this Agreement, the Manager shall be entitled to claim and receive, as liquidated damages, an indemnity equal to the base fee and performance fee that the Manager would have received had this Agreement not been terminated, which indemnity shall be payable concurrently with the termination of this Agreement. Such indemnity shall be equal to not less than the fees for one year, being the fees received by the Manager for the twelve (12) months preceding the termination of the Agreement.

            8.01.03     CHANGE IN CONTROL

            If the business is sold or in the event of a change in control of the Corporation, the Manager or the Corporation may terminate this Agreement within TWELVE (12) months following the sale or change in control by TWELVE (12) month prior notice. If this Agreement is terminated for such a reason, the Manager shall be entitled to claim and to receive severance pay in an amount equal to the base management fee and the performance fee that the Manager would have received had the Agreement not been terminated, provided that such severance pay shall not be less than two (2) years of fees under this Agreement, based on the last twelve (12) months preceding the notice, which severance pay shall be payable concurrently with the termination of this Agreement.

            8.01.04     RENEWAL OF THIS AGREEMENT

            The Corporation shall, by prior notice sent six (6) months before the expiry of this Agreement, notify the Manager of its intention to renew or not renew the Agreement upon the expiry thereof. In the event that this Agreement is not renewed, the Corporation shall pay to the Manager a severance pay equal to

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            twelve (12) months of base management fee and performance fee, based on the last twelve (12) months of the Agreement.

      8.02  RESCISSION OF THIS AGREEMENT

            If, for any reason, the Corporation wishes to rescind this Agreement, the Corporation shall pay to the Manager, as liquidated damages, a lump sum equal to the base management fee and the performance fee which the Manager would have received had the Agreement not been rescinded. Such lump sum shall be equal to not less than twelve (12) months of fees, based on the last twelve (12) months preceding the notice, which indemnity shall be payable concurrently with the rescission of the Agreement.

            However, if this Agreement is rescinded as the result of a change in control, the specific provisions of section 8.01.03 shall apply.

9.00        COMING INTO FORCE

            This Agreement shall come into force on March 1, 2001, notwithstanding the date on which it is actually executed.

10.00       TERM

            This Agreement shall remain in full force and effect for a term of THREE (3) years until February 29, 2004.

11.00       SCOPE

            This Agreement shall be binding upon the parties hereto and the intervenors herein as well as their successors, heirs, legatees, administrators, assigns and other legal representatives, and shall enure to their benefit.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED IN TRIPLICATE AT SAINTE-MARIE, BEAUCE, ON JANUARY 10, 2001.

                                                     THE CORPORATION
                                                        MAAX INC.
_____________________________              ___________________________________
Witness                                    Jacques A. Vachon

                                                       THE MANAGER
                                                   GESTION CAMADA INC.
_____________________________              ___________________________________
Witness                                    Placide Poulin

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                                    ADDENDUM

This Addendum forms an integral part of the Management Agreement entered into on January 10, 2001 between

            GESTION CAMADA INC.

            AND

            MAAX INC.

      The parties hereby acknowledge that the accounting rules respecting the amortization of goodwill have been amended since July 1, 2001 (CICA Handbook
Section 3062 entitled "Goodwill and Other Intangible Assets"). In fact, the new rules provide that goodwill will no longer be amortized over time. However, goodwill will be subject to an annual amortization test.

      The parties hereby agree to amend section 2.02 Performance Fee to reflect the new accounting rules mentioned above.

      The method of calculation for determining incentive fees shall take into account the fact that, as regards the amortization of goodwill, the method of calculation in effect upon the execution of the Management Agreement shall be maintained, being an annual expenditure based on a forty-year amortization period. This calculation basis shall apply to all acquisitions prior to July 31, 2001.

      Therefore, the first paragraph of section 2.02 - Performance Fee shall read as follows:

            In addition to the base fee set forth in section 2.01 hereof, the Corporation hereby agrees to pay to the Manager an incentive fee based on the performance of the Corporation. The amount of the performance fee shall be equal to four and three tenths percent (4.3%) of earnings before taxes, consolidated bonuses and amortization of the goodwill of the Corporation minus $3,423,000 calculated on the basis of annual data and payable quarterly.

IN WITNESS WHEREOF, the parties hereto have signed in triplicate at Sainte-Marie on November 1, 2001.

MAAX INC.                                     GESTION CAMADA INC.

Per: Jacques A. Vachon                        Per: Placide Poulin

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                                    ADDENDUM

This Addendum forms an integral part of the Management Agreement entered into on January 10, 2001 between

GESTION CAMADA INC.

and

MAAX INC.

The parties hereby acknowledge that the resolution passed by the Board of Directors of MAAX Inc. at the October 14, 2003 meeting regarding the non-renewal of the agreement entered into with Gestion Camada Inc. has given rise to the following facts:

      - The agreement entered into with Gestion Camada Inc. expires on February 29, 2004 and shall not be renewed.

      - As a result, section 8.02 (RESCISSION OF THIS AGREEMENT) is triggered and the 12-month indemnity under section 8.02 shall be payable on February 29, 2004 as regards the equivalent of the first 9 months of the fiscal year based on the financial results as at 30-11-03. The balance, which is the equivalent of the last quarter, shall be payable upon the annual financial results of MAAX Inc. being known but not later than April 30, 2004.

      - As part of the sale process involving all the shares of MAAX Inc., which was initiated on September 8, 2003, section 8.01.03 (CHANGE IN CONTROL) will also be triggered pursuant to the terms and conditions thereof, regardless of whether the closing of the transaction is completed before or after 28-02-04. The severance pay payable by MAAX Inc. to Gestion Camada Inc. shall be equal to 12 months of base fee and performance fee, based on the 12 complete months preceding the date of the closing or the 12 months ended at 29-02-04 if the closing takes place after 29,02-04. The severance pay payable on the date of the closing shall be equal pro rata to 9 months ended on 30-11-03 and the balance of the severance pay, which is the equivalent of the 3 months preceding the date of the closing, shall be payable upon the annual financial results of MAAX Inc. being known but not later than 30 days after the date of the closing.

IN WITNESS WHEREOF, the parties hereto have signed in triplicate at Ste-Marie on October 20, 2003.

MAAX Inc.                                   Gestion Camada Inc.

Per:                                        Per: Placide Poulin